Exhibit 99.3

GLOBAL POWER

EQUIPMENT GROUP

Third Quarter 2001 Earnings Call

October 30, 2001

10:00 AM EST

“Forward Looking Statements”

Statements made during this presentation are based on management's beliefs as well as assumptions made by, and information currently available to management, pursuant to "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. While these statements reflect our best judgment, they are subject to risks and uncertainties that could cause a change in focus and direction. A discussion of certain risk factors that may cause actual results to differ from these forward-looking statements can be found in Global Power’s Form S-1, and in our 10-Q for the period ending June 30, 2001 on file with the SEC.

Topics

- GEG Operations Update
- GEG's Market Perspective
- Strategic Growth Initiatives

Financial Results – 3Q01 vs. 3Q00

In $000's, except per share and % chg

	3Q01	3Q00	% Chg
Revenues	$180,757	$100,217	80.4%
Direct Costs	$149,230	$83,479	78.8%
Gross Margin	$31,527	$16,738	88.4%
Gross Margin Percent	17.4%	16.7%	+0.7%
Operating Expenses			
G&A	$5,961	$3,268	82.4%
Other	$4,290	$3,799	12.9%
Recapitalization charge	$0	$38,114	
Total Operating Expenses	$10,251	$45,181	(77.3)%
Operating Profit	$21,276	$(28,443)	174.8%
Net Interest Expense	$2,331	$3,945	(40.9)%
Net Income (Loss) Before Income Taxes and Extraordinary Items	$18,945	$(32,388)	158.5%
Income Tax Provision (Benefit)	$7,389	$(493)	1598.8%
Net Income (Loss) Before Extraordinary Items	$11,556	$(31,895)	136.2%
Fully Diluted Shares Outstanding	45,703	282,884	
EPS	$0.25	$(0.13)	
EBITDA	$22,462	$10,538	113.2%

Financial Results – 3Q01 vs. 3Q00

Segment and Geographical Details

In $000's, except % chg

Revenues	3Q01	3Q00	Change	% Chg
Heat Recovery Equipment	$106,788	$ 67,836	$38,952	57.4%
Auxiliary Power Equipment	73,969	32,381	41,588	128.4%
Total	$180,757	$100,217	$80,540	80.4%
United States	$158,966	$ 91,818	$ 67,148	73.1%
Asia	$ 593	$ 3,760	$(3,167)	(84.2)%
Europe	$ 1,764	$ 1,311	$ 453	34.6%
Other	$ 19,434	$ 3,328	$16,106	484.0%

Financial Results – 3Q01

Reconciliation of Results to Pro Forma

	Three Months Ended Sep 29, 2001		Nine Months Ended Sep 29, 2001	
	($000s)	Per Share	($000s)	Per Share
Actual net income and diluted EPS	$11,556	$0.25	$ 99,762	$ 2.53
One-time tax benefit related to tax status	–	–	($88,000)	($2.23)
Extraordinary loss on debt extinguishment, net of tax	–	–	$ 18,060	$ 0.46
Reduced tax provision due to non-taxable status prior to IPO	–	–	($8,607)	($0.22)
Pro forma effect of debt restructuring	–	–	$ 6,394	$ 0.16
Additional dilution assuming IPO occurred on the first day of the period		NM		($0.12)
Preferred dividend	–	–	$ 2,947	$ 0.07
IPO related compensation charge and other	–	–	$804	$ 0.02
Pro forma net income and diluted earnings per share	$11,556	$0.25	$31,360	$ 0.67

Financial Results – 3Q01

Cash & Cash Usage

In $000's

	3Q01	Twelve Months From 9/30/00
Beginning of period cash	$ 5,620	$ 27,493
EBITDA	22,462	73,896
Other operating, investing, financing activities	(5,563)	(14,310)
Debt reduction	(19, 245)	(101,339)
Capital expenditures	(1,068)	(9,819)
Change in cash	(2,206)	(24,079)
Cash at end of period	$ 3,414	$ 3,414

Total debt as of:	
9/30/00	$199,184
9/29/01	$97,845

Historical Backlog

By Month



At quarter's end
$ MMs
0
200
400
600
800
J F M A M J J A S O N D J F M A M J J A S O N D J F M A M J J A S O N D
1999
2000
2001

Key Financial Statistics

	As of 9/29/01
Net working capital (average LTM) - *$000's*	(22,985)
Annualized EBITDA, *Based on results through 3Q01 - $000's*	$ 83,377
Total debt - *$000's*	$ 97,845
Stockholder's equity - *$000's*	$ 59,405
Total debt to total capitalization	62.2%
Total capital invested (Stockholders equity + LT-Debt) - *$000's*	$157,250
Annualized pre-tax earnings (*Based on results through 3Q01***)** - *$000's*	$ 58,951
Annualized pre-tax ROIC, *Based on results through 3Q01*	37.5%

Thank You

For Additional Information Please Contact:
Bob Zwerneman
Director, Investor Relations
Global Power Equipment Group

(918) 274-2398
bobz@globalpower.com